EXHIBIT 5

                  [LETTERHEAD OF DUANE, MORRIS & HECKSCHER LLP]



                               September 25, 2001


Zions Bancorporation
One South Main, Suite 1380
Salt Lake City, Utah 84111

Gentlemen:

     We have acted as counsel to Zions Bancorporation, a Utah corporation ("Zions") in connection with the Agreement and Plan of Reorganization dated as of July 10, 2001 (the "Plan of Merger") among Zions, Vectra Bank Colorado, National Association, Minnequa Bancorp, Inc. ("Minnequa"), a Colorado corporation, The Minnequa Bank of Pueblo and Mahlon T. White, whereby Minnequa will be merged with and into Zions, with Zions being the surviving corporation (the "Merger"). At the effective time of the Merger, the outstanding shares of Minnequa common stock, no par value per share ("Minnequa Common Stock"), will be canceled and immediately converted into the right of holders of Minnequa Common Stock to receive, in exchange for each share of Minnequa Common Stock, their pro rata portion of the merger consideration consisting of shares of Zions common stock, no par value per share (the "Zions Common Stock") and cash. Zions will issue an aggregate of approximately 420,000 shares (the "Shares") of Zions Common Stock and approximately $20 million in cash in the Merger for all of the outstanding shares of Minnequa Common Stock.

     We are also acting as counsel to Zions in connection with the Registration Statement on Form S-4 (the "Registration Statement") to be filed by Zions with the Securities and Exchange Commission for the purpose of registering under the Securities Act of 1933, as amended, the Shares into which outstanding shares of Minnequa Common Stock will be converted upon effectiveness of the Merger. This opinion is being furnished for the purpose of being filed as an exhibit to the Registration Statement.

     In connection with this opinion, we have examined, among other things:

          (1) an executed copy of the Plan of Merger;

          (2) a copy certified to our satisfaction of the Articles of Incorporation of Zions as in effect on the date hereof;

          (3) copies certified to our satisfaction of resolutions adopted by the Board of Directors of Zions on April 20, 2001, including resolutions approving the Plan of Merger, the registration with the SEC and issuance of the Shares under the Registration Statement; and

          (4) such other documents, corporate proceedings, and statutes as we considered necessary to enable us to furnish this opinion.

     We have assumed for the purpose of this opinion that:

          (1) the Plan of Merger has been duly and validly authorized, executed, and delivered by Minnequa, and such authorization remains fully effective and has not been revised, superseded or rescinded as of the date of this opinion;

          (2) the Merger will be consummated in accordance with the terms of the Plan of Merger; and

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          (3) Zions will file with the Secretary of State of Utah and the
          Secretary of State of Colorado on a timely basis its Certificates of Merger.

     We have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures, the legal capacity of natural persons, and the conformity to the originals of all documents submitted to us as copies. We have assumed that the certifications and representations dated earlier than the date hereof on which we have expressed reliance herein continue to remain accurate, insofar as material to our opinions, from such earlier date through the date hereof.

     Based upon the foregoing, we are of the opinion that the Shares to be issued by Zions as described in the Registration Statement, when and to the extent issued in accordance with the Plan of Merger, will be validly issued, fully paid and nonassessable.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the caption "Legal Matters" in the Proxy Statement/Prospectus forming a part of the Registration Statement.

                                         Sincerely,

                                         /s/ Duane, Morris & Heckscher LLP
                                         Duane, Morris & Heckscher LLP